Exhibit 99.1

FOR IMMEDIATE RELEASE

H&E Equipment Services Reports First Quarter 2005 Results

BATON ROUGE, LA., May 18, 2005 - H&E Equipment Services L.L.C. (H&E), today announced that first quarter revenues increased $16.6 million, or 14.8%, from the first quarter of 2004, first quarter gross profit increased $12.0 million, or 48.4%, from the first quarter of 2004, first quarter net income increased $10.0 million, or 111.5%, from the first quarter of 2004 and first quarter earnings before interest, taxes, depreciation and amortization (EBITDA) increased $10.4 million, or 74.0%.  John Engquist, President and Chief Executive Officer, said, “Our strong performance in the first quarter reflects significant improvement in revenue and gross profit in each of our business segments.  With continued improvement in non-residential construction, the primary driver of our business, and our belief that we will continue to see rental rates improve throughout the remainder of the year, 2005 should be a very strong year for our company.”

Results of Operations

First quarter revenues were $128.6 million compared to $112.0 million for the first quarter of 2004.  First quarter 2005 income from operations was $11.0 million compared to $0.9 million last year, an increase of $10.1 million.  The first quarter of 2005 net income was $1.0 million compared to $9.0 million net loss for the first quarter of 2004.  EBITDA for the first quarter increased $10.4 million, or 74.0%, to $24.4 million from $14.0 million for the first quarter of 2004.

First quarter equipment rental revenues were $40.6 million compared to $35.6 million for the first quarter of 2004, reflecting an increase of $5.0 million, or 14.0%.  The overall increase was primarily due to a $4.5 million increase in aerial work platform equipment rental revenue.   At the end of the first quarter of 2005, the original acquisition cost of the rental fleet was $459.8 million, down $13.6 million from $473.4 million at the end of the first quarter of 2004.  For the first quarter of 2005, dollar utilization increased to 35.1% from 29.6% for the first quarter of 2004.

First quarter new equipment sales were $30.3 million compared to $25.3 million for the first quarter of 2004, reflecting an increase of $5.0 million, or 19.8%.  First quarter used equipment sales were $25.6 million, representing a $2.3 million, or 9.9%, increase from $23.3 million for the first quarter of 2004.  New equipment sales increased in aerial work platforms, earthmoving, lift trucks and other new equipment while new crane sales decreased.  Used equipment sales increased in cranes, aerial work platforms and earthmoving while lift trucks and other used equipment sales declined in comparison to the first quarter of 2004.  Parts sales and service revenues for the first quarter of 2005, collectively, were $25.6 million, representing a $3.1 million, or 13.6%, increase compared to $22.5 million for the first quarter of 2004.

Gross profit for the first quarter of 2005 was $36.8 million compared to $24.8 million for the first quarter of 2004, reflecting an increase of $12.0 million, or 48.4%.  First quarter gross profit margin increased to 28.6% from 22.1% for the first quarter of 2004.  Gross profit margin improved for equipment rentals, new, used, parts sales and service revenues.

First quarter gross profit from equipment rentals was $17.0 million compared to $9.8 million for the same time period last year, reflecting an increase of $7.2 million, or 73.5%. The increase was primarily a result of $5.0 million more in rental revenues combined with $2.1 million less in depreciation, maintenance expense and other rental costs.  New equipment sales gross profit for the first quarter of 2005 increased to $3.8 million from $2.7 million for the first quarter of 2004.  Used equipment sales gross profit for the first quarter of 2005 increased to $5.8 million from $4.4 million for the first quarter of 2004.  The improvement in both new and used equipment sales gross profit is a result of increasing demand and extended lead times from manufacturers.  Gross profit for parts sales and service revenues for the first quarter of 2005 was $10.9 million compared to $9.2 million for the same time period in 2004 and is primarily a result of the mix of parts sold and increased service billing rates.

Selling, general and administrative expenses for the first quarter of 2005 were $25.8 million compared to $24.0 million last year, a $1.8 million, or 7.5%, increase.  The increase was primarily related to higher sales commissions, performance incentives, benefits, and outside services such as audit and legal fees.  As a percentage of total revenues, selling, general and administrative expenses for the first quarter of this year decreased to 20.1% for the first quarter of this year from 21.4% for the first quarter of last year.

Non-GAAP Financial Measures

This press release contains a certain non-GAAP financial measure (EBITDA).  Please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 18, 2005 for a description of our use of this measure.  EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies.  Additionally, EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered an alternative to our other financial information determined under GAAP.

Delay in Filing Form 10-Q

As previously announced, we have delayed reporting final 2004 results.  We will also delay finalizing results for the first quarter of 2005 and filing our Form 10-Q until we report final results for 2004.  The delay in filing the Form 10-Q will extend beyond the due date, including the five-day extension period.  The earnings, other selected financial data and 2005 outlook provided in this press release are preliminary and subject to change based on completion of prior year audits.  This data should not be viewed as a substitute for full financial statements or as a measure of our performance.

Conference Call

H&E’s management will hold its first quarter earnings conference call on May 19, 2005, at 11:00 AM Eastern Time.  The conference call number is 1.800.282.9233 and the participant code is 6422.  A replay of the call will be available approximately one hour following the call at 1.800.756.3819 and access code 142348.

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States of America, with an integrated network of 39 facilities, all of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate and distinct rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of its gross profit from parts sales and service revenues.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks”, “on track,” “plans”, “intends” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook.  The Company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to the capital that it may require, (4) intense competition, (5) costs may increase more than anticipate, (6) the audit of the Company’s 2004 results has not been completed and adjustments may be identified and, consequently, the 2004  and first quarter 2005 data and outlook for 2005 results are subject to change, (7) the re-audit process could result in changes to the Company’s financial statements for 2002 and 2003 that could be material to the Company’s financial position, results of operations or liquidity and (8) any acceleration of indebtedness under the Company’s indentures related to the delay in filing SEC reports.

H&E EQUIPMENT SERVICES L.L.C.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended March 31,
	2005	2004
Revenues:
Equipment rentals	$40,591	$35,552
New equipment sales	30,298	25,297
Used equipment sales	25,619	23,262
Parts sales	16,424	13,908
Service revenue	9,163	8,610
Other	6,455	5,327

Total revenues	128,550	111,956

Gross profit:
Equipment rentals	16,986	9,848
New equipment sales	3,835	2,675
Used equipment sales	5,823	4,446
Parts sales	4,989	3,936
Service revenue	5,917	5,328
Other	(742)	(1,394)

Total gross profit	36,808	24,839

Selling, general, and administrative expenses	25,800	23,970
Gain on sale of property and equipment	41	27

Income from operations	11,049	896

Interest expense	(10,104)	(9,887)
Other income, net	90	27

Net income (loss)	$1,035	$(8,964)

H&E EQUIPMENT SERVICES L.L.C.

SELECTED BALANCE SHEET DATA

(in thousands)

	March 31, 2005	December 31, 2004

Cash	$2,886	$3,358
Rental equipment, net	242,830	242,070
Total assets	414,390	401,566

Total debt (1)	300,284	298,665
Total liabilities	453,758	441,969
Member’s deficit	(39,368)	(40,403)
Total liabilities and member’s deficit	$414,390	$401,566

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.

RECONCILATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(in thousands)

	Three Months Ended March 31,
	2005	2004

Net income (loss)	$1,035	$(8,964)
Interest	10,104	9,887
Depreciation and amortization	13,211	13,076

Earnings before interest, taxes, depreciation and amortization	$24,350	$13,999